Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in Amendment No. 3 to this Registration Statement of Long Island Iced Tea Corp. on Form S-4 (File No. 333-201527) of our report of Cullen Agricultural Holding Corp. and Subsidiaries dated March 4, 2015 with respect to our audits of the consolidated financial statements of Cullen Agricultural Holding Corp. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

April 15, 2015